Exhibit 99.1
ANDREW E. PAGE, EVP AND CHIEF FINANCIAL OFFICER OF FOOT LOCKER, INC., ELECTED TO KONTOOR BRANDS BOARD OF DIRECTORS
GREENSBORO, N.C. - June 09, 2022 - The Board of Directors of Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, has named Andrew E. Page, Executive Vice President and Chief Financial Officer of Foot Locker, Inc., as a director, effective immediately.
“We’re pleased to welcome Andrew to Kontoor’s Board of Directors,” said Scott Baxter, President, Chief Executive Officer & Chair of the Board, Kontoor Brands. “Andrew is a seasoned finance leader with an extensive background in optimizing enterprise growth. With his more than 30 years of finance and accounting experience in retail, footwear and apparel, Andrew’s expertise in enhancing stakeholder and shareholder value will be an excellent asset to Kontoor and will bring tremendous value to our board.”
Mr. Page will serve on the Audit Committee of Kontoor’s Board of Directors.
Mr. Page has served as Executive Vice President and Chief Financial Officer of Foot Locker, Inc. since April 2021 where he focuses on enterprise optimization to enhance stakeholder and shareholder value. Prior to joining Foot Locker, he served as Senior Vice President, Chief Accounting Officer and Controller at Advance Auto Parts, Inc. where he oversaw all accounting, tax, internal controls, and external financial reporting. Previously, he spent eight years at Under Armour, Inc., most recently serving as Senior Vice President and Chief Accounting Officer, and prior to Under Armour, Inc., he held several other senior finance roles at FTI Consulting, Inc., AES Corporation, Inc., General Electric's Consumer and Industrial division, and Discovery Communications, Inc.
Mr. Page holds a Master of Business Administration from Georgetown University and a Bachelor of Business Administration in Accounting from Eastern Kentucky University and is a Certified Public Accountant.

About Kontoor Brands
Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Contacts

Investors:
Eric Tracy, (336) 332-5205
Vice President, Corporate Finance and Investor Relations
Eric.Tracy@kontoorbrands.com
or
Media:
Julia Burge, (336) 332-5122
Director, External Communications
Julia.Burge@kontoorbrands.com

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